First Amendment to Lease Agreement

This First Amendment to Lease Agreement (the “Amendment”) Is dated August 16, 2012, for reference purposes only, and is entered Into by and between Portola Land Company, a California limited partnership (“Lessor”), and ChemoCentryx, a Delaware corporation (“Lessee”), with reference to the following facts.

Recitals

A. Lessor and Lessee entered into that certain Lease Agreement dated April 20, 2004 (the “Lease”), for the leasing of certain premises consisting of approximately 35,755 rentable square feet of space located at 840-850 Maude Avenue, Mountain View, California 94043 (the “Premises”) as such Premises are more fully described In the Lease.

B. Lessor and Lessee now wish to amend the Lease to provide for, among other things, the extension of the Term of the Lease and the payment for certain HVAC upgrades, all upon and subject to each of the terms, conditions, and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee agree as follows:

1. Recitals: Lessor and Lessee agree that the above recitals are true and correct and are hereby Incorporated herein as though set forth in full.

2. Term: The Term of the Lease Is hereby extended through April 30, 2019.

3. Base Rent: The Lease is hereby modified to provide that from May 1, 2014 through April 30, 2019, the monthly Base Rent payable by Lessee to Lessor In accordance with Section 50 of the Lease shall be as set forth below. Through April 30, 2014, the Base Rent as set forth In the Lease shall continue to apply.

Period	Monthly Base Rent
May 1, 2014 to April 30, 2015	$71,510.00 NNN
May 1, 2015 to April 30, 2016	$73,297.75 NNN
May 1, 2016 to April 30, 2017	$75,085.50 NNN
May 1, 2017 to April 30, 2018	$76,873.25 NNN
May 1, 2018 to April 30, 2019	$78,661.00 NNN

4. Condition of Premises: Lessee acknowledges and agrees (I) Lessee Is familiar with the condition of the Premises, (Ii) Lessee accepts the Premises In their existing condition “AS IS”, and (III) Lessor shall not be obligated to provide or pay for any Improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises.

5. HVAC Upgrade Allowance:

5.1. Lessor shall provide to Lessee an allowance throughout the Term of the Lease In the amount of One Hundred Twenty Five Thousand and no/100 Dollars ($125,000.00) (\\HVAC Upgrade Allowance”) for the purpose of Tenant replacing entire HVAC units that require replacement (as opposed to normal maintenance, repairs, and replacement of components, for which Lessee remains solely responsible for the cost thereof) (\\HVAC Upgrades”).

5.2. Subject to the maximum HVAC Upgrade Allowance, set forth above, Lessor shall reimburse Lessee for Its out of pocket expenses Incurred with HVAC Upgrades following compliance with the following: (a) receipt by Lessor of unconditional mechanics’ lien releases from the contractor and all subcontractors, labor suppliers and materialmen for all work performed; (b) receipt by Lessor of any and all documentation reasonably required by Lessor detailing the work that has been completed and the materials and supplies used, including, without limitation, invoices, bills, or statements for the work completed and the materials and supplies used; and (c) receipt by Lessor of Lessee’s contractor’s certification that all work and materials billed for has been completed and installed In the Premises. Lessor shall have the right to perform any Inspections of the work completed and materials and supplies used as deemed reasonably necessary by Landlord to assure that the payment request Is proper. The allowance payment shall be paid to Lessee within thirty (30) days from the satisfaction of the conditions set forth above. Lessor shall not be obligated to pay any allowance payment if on the date Lessee Is entitled to receive the allowance payment Lessee Is in default of the Lease.

First Amendment to Lease Page 1

5.3. The HVAC Upgrade shall be with new materials at least equal, in quality, to Lessor’s building standard materials. No materials, equipment or fixtures shall be delivered to or Installed upon the Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess such Items, without the prior written consent of Lessor.

5.4. Lessee shall be solely responsible for all work relating to HVAC Upgrades and shall promptly pay its contractors, subcontractors and suppliers for all work, equipment, and materials. Lessee shall comply with the provisions of the Lease relating to Alterations with respect to all HVAC Upgrades.

6. Profit Sharing: The following is added as Section 12.3(f) of the Lease: “If Lessor consents to an assignment or subletting, as a condition thereto, Lessee shall pay to Lessor monthly, as additional Rent, fifty percent (50%) of any Transfer Premium. The term “Transfer Premium” shall mean all rent, additional rent and other consideration payable by such assignee or sublessee which either Initially or over the term of the assignment or subletting exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved In the Lease, after the payment of reasonable and customary real estate commissions and costs of altering the Premises for such assignee or sublessee, with such expenses to be amortized (on a straight line basis) and deducted from the profits over the term of the sublease In the case of a sublease.”

7. Options: Lessee acknowledges that there are no options to further extend or renew the term of the Lease, to expand the Premises, or to purchase all or any part of the property of Lessor, and any such options are hereby terminated.

8. Brokers: lessee warrants that It has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment whose commission shall be payable by lessor other than Cornish & Carey Commercial Newmark Knight Frank, representing both the lessor and the Lessee (“Broker”), whom Lessor shall pay a commission of three percent (3%) of the Base Rent for the sixty (60) month extension period pursuant to a separate written agreement between Lessor and Broker. If Lessee has dealt with any other person, real estate broker or agent, other than Broker, with respect to this Amendment, Lessee shall be solely responsible for the payment of any fee due to said person or firm, and Lessee shall Indemnify, defend and hold Lessor free and harmless against any claims, judgments, damages, costs, expenses, and liabilities with respect thereto, Including attorneys’ fees and costs.

9. No Default by Lessor: Lessee acknowledges that Lessor is not in default under any provision of the Lease, Lessee has no existing claims against Lessor, the Lease Is in full force and effect and there are no other amendments or addenda to the Lease Agreement other than those set forth herein.

10. Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

11. Definitions: Unless otherwise defined In this Amendment, all terms not defined In this Amendment shall have the meanings assigned to such terms in the Lease.

12. Authority: Subject to the assignment and subletting provisions of the lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.

13. Miscellaneous.

Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed and each counterpart shall be deemed to be an original and all counterparts taken together shall be one and the same Agreement.

Fax|E-mail Signatures. This Amendment may be signed by faxed or e-mailed signatures and fax or e-mail signatures hereon shall be deemed originals for all purposes.

Incorporation. This Amendment Is Incorporated into the Lease by reference and all terms and conditions of the Lease (except as expressly modified herein) are Incorporated into this Amendment by reference.

First Amendment to Lease Page 2

d. Neutral Interpretation. This Amendment shall be Interpreted neutrally between the parties regardless of which party drafted or caused to be drafted this Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Lessee:		Lessor:
ChemoCentryx, Inc. a Delaware Corporation		Portola Land Company., a California Limited Partnership
By:	/s/ Markus Cappel	By:	/s/ Allan Brown
Name:	Markus Cappel	Name:	Allan Brown
Its:	Chief Business Officer	Its:	Managing General Partner

Date: Aug 23, 2012	Date: Aug 24, 2012

First Amendment to Lease Page 3